Exhibit 99.1

Crown Holdings Issues 110 Million Euros of 6 1/4% First Priority Senior Secured Notes Due 2011

PHILADELPHIA, Oct. 6 /PRNewswire-FirstCall/ — Crown Holdings, Inc. (NYSE: CCK) announced today that it has completed its previously announced issuance of 110 million Euros of 6 1/4% first priority senior secured notes due 2011. The issuance is an add-on to the 350 million Euros of 6 1/4% first priority senior secured notes due 2011 that were issued on September 1, 2004, bringing the aggregate principal amount of the 6 1/4% first priority senior secured notes due 2011 to 460 million Euros. The additional first priority senior secured notes were issued at par and have identical terms to the previously issued first priority senior secured notes.

The net proceeds from the offering are being used to repay the Company’s existing $125 million term loan facility, which was scheduled to mature in 2011 and for other corporate purposes.

The first priority senior secured notes were issued in a private placement and resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, and to non-U.S. persons in reliance on Regulation S under the Securities Act. The first priority senior secured notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security in any jurisdiction in which such offer or sale would be unlawful. Additional information regarding the offering can be obtained in Company SEC filings.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release to differ are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2003 and in subsequent filings. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its affiliated companies, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.